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EXHIBIT 5

                       [Baker & Hostetler LLP Letterhead]

                                  July 15, 2004

Telkonet, Inc.
20374 Seneca Meadows Parkway
Germantown, Maryland 20876

Gentlemen:

         We have acted as counsel to Telkonet, Inc., a Utah corporation (the "Company"), in connection with Telkonet's Post-Effective Amendment No. 1 on Form S-3 to its Registration Statement on Form S-1 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "Act") relating to the registration of 11,714,503 shares of common stock, par value $0.001 per share (the "Common Shares"), of the Company, which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as selling stockholders.

         In connection with the foregoing, we have examined: (a) the Articles of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, and (c) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that the Common Shares are legally issued, fully paid and nonassessable.

         We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

                                               Very truly yours,

                                               /s/  Baker & Hostetler LLP